Exhibit 99.1
Santander Consumer USA Holdings Inc. Reports First Quarter 2020 Results

Loss of $4 Million and Nearly $7 Billion in Originations in the First Quarter of 2020

Dallas, TX - April 28, 2020 - PRESS RELEASE
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC” or the “Company”) today announced net income for the first quarter ended March 31, 2020 ("Q1 2020") of $(4) million, or $(0.01) per diluted common share. The quarter included $442 million of incremental allowance for credit loss primarily driven by macroeconomic factors and COVID-19, approximately $0.81 per diluted common share.

The Company has declared a cash dividend of $0.22 per share, to be paid on May 18, 2020, to shareholders of record as of the close of business on May 8, 2020.

Management Quotes

"During this unprecedented time, we at Santander Consumer implemented a series of important actions to assist our employees, customers and communities. More than ninety-five percent of our employees now have the ability and are working from home, we launched a firm wide emergency paid leave program and provided supplemental pay to front-line customer support employees. For our customers, we have expanded payment deferrals, implemented late charge waivers and lease extensions, and temporarily suspended involuntary repossessions. For our communities, we have donated $3 million to organizations serving vulnerable populations hardest hit by the crisis. I’m proud of our employees for maintaining course during these challenging times and being available for our customers affected by the pandemic. Our technology team deserves particular appreciation as their efforts allowed us to set up teams promptly to help employees work from home," said Mahesh Aditya, SC President and CEO.

Fahmi Karam, SC Chief Financial Officer, added, "We entered this period of uncertainty from a position of strength with significant liquidity, strong loan loss reserve levels and excess capital. SC demonstrated continued access to liquidity, obtaining significant funding during March. Subsequent to quarter end, we were one of the first ABS issuers to execute a transaction since the beginning of the pandemic, issuing approximately $1 billion in securities. During the quarter, we added $442 million in reserves due to macroeconomic factors and COVID-19. These reserves, combined with our previously announced estimate for day one CECL impact of $2 billion, increase our Q1 allowance ratio to nearly 18%. As of quarter end, our CET1 ratio was 13.8%, following our $450 million tender offer. We remain committed to our long-term objectives of serving our customers and dealers while increasing shareholder value."

First Quarter of 2020 Highlights (variances compared to first quarter of 2019 (“Q1 2019”), unless otherwise noted)
•Total auto originations of $7.0 billion, down 1%
◦Core retail auto loan originations of $2.3 billion, down 12%
◦Chrysler Capital loan originations of $2.6 billion, up 7%
◦Chrysler Capital lease originations of $2.0 billion, up 3%
◦Chrysler average quarterly penetration rate of 39%, up from 31%
◦Santander Bank, N.A. program originations of $1.1 billion
•Net finance and other interest income1 of $1.1 billion, up 1%
•30-59 delinquency ratio of 8.3%, down 10 basis points
•59-plus delinquency ratio2 of 4.6%, up 40 basis points
•Retail Installment Contract (“RIC”) gross charge-off ratio of 15.5%, down 400 basis points
•Recovery rate of 50.1%, down 580 basis points
•RIC net charge-off ratio3 of 7.7%, down 90 basis points
•Troubled Debt Restructuring (“TDR”) balance of $3.5 billion
•Return on average assets of (0.03)%, down from 2.20%
•$2.1 billion in asset-backed securities “ABS”
•Expense ratio of 1.9%, down from 2.1%
•Common equity tier 1 (“CET1”) ratio of 13.8%, down from 15.8% as of March 31, 2019

1Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles.
2Delinquency Ratio is defined as the ratio of end of period delinquent principal, over 59 days, to end of period gross balance of the respective portfolio, excludes finance leases.
3Net Charge-Off Ratio stated on a recorded investment basis, which is unpaid principal balance adjusted for unaccreted net discounts, subvention and origination costs.

Conference Call Information
SC will host a conference call and webcast to discuss its Q1 2020 results and other general matters at 9:00 a.m. Eastern Time on Tuesday, April 28, 2020. The conference call will be accessible by dialing 888-394-8218 (U.S. domestic), or 323-701-0225 (international), conference ID 6666996. Please join 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com. Choose "Events" and select the information pertaining to the Q1 2020 SC Earnings Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software prior to the call.

For those unable to listen to the live broadcast, a replay of the call will be available on the Company's website or by dialing 844-512-2921 (U.S. domestic), or 412-317-6671 (international), conference ID 6666996, approximately two hours after the conference call. An audio webcast of the call and investor presentation will also be archived on the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com, under "Events".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipates, believes, can, could, may, predicts, potential, should, will, estimates, plans, projects, continuing, ongoing, expects, intends, and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our "SEC filings"). Among the factors that could cause the forward-looking statements in this press release and/or our financial performance to differ materially from that suggested by the forward-looking statements are (a) the adverse impact of COVID-19 on our business, financial condition, liquidity and results of operations; (b) the inherent limitations in internal control over financial reporting; (c) our ability to remediate any material weaknesses in internal controls over financial reporting completely and in a timely manner; (d) continually changing federal, state, and local laws and regulations could materially adversely affect our business; (e) adverse economic conditions in the United States and worldwide may negatively impact our results; (f) our business could suffer if our access to funding is reduced; (g) significant risks we face implementing our growth strategy, some of which are outside our control; (h) unexpected costs and delays in connection with exiting our personal lending business; (i) our agreement with FCA US LLC may not result in currently anticipated levels of growth and is subject to certain conditions that could result in termination of the agreement; (j) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (k) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (l) loss of our key management or other personnel, or an inability to attract such management and personnel; (m) certain regulations, including but not limited to oversight by the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (n) future changes in our relationship with SHUSA and Banco Santander that could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution the reader not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties as new factors emerge from time to time. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.9 million customers across the full credit spectrum. SC, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $60 billion (for the first quarter ended March 31, 2020), and is headquartered in Dallas. (www.santanderconsumerusa.com)

CONTACTS:

Investor Relations
Evan Black
800.493.8219
InvestorRelations@santanderconsumerusa.com

Media Relations
Annette Rogers
469.563.4157
Media@santanderconsumerusa.com

Santander Consumer USA Holdings Inc.
Financial Supplement
First Quarter 2020

Table 1: Condensed Consolidated Balance Sheets

	March 31, 2020	December 31, 2019
Assets	(Unaudited, Dollars in thousands)
Cash and cash equivalents	$501,588	$81,848
Finance receivables held for sale, net	912,126	1,007,105
Finance receivables held for investment, at amortized cost	30,829,863	30,810,487
Allowance for credit loss	(5,460,098)	(3,043,468)
Finance receivables held for investment, at amortized cost, net	25,369,765	27,767,019
Restricted cash and cash equivalents	1,987,004	2,079,239
Accrued interest receivable	299,035	288,615
Leased vehicles, net	16,746,907	16,461,982
Furniture and equipment, net	60,020	59,873
Goodwill	74,056	74,056
Intangible assets	47,823	42,772
Other assets	1,108,607	1,071,020
Total assets	$47,106,931	$48,933,529
Liabilities and Equity
Liabilities:
Total borrowings and other debt obligations	$40,216,880	$39,194,141
Accounts payable and accrued expenses	458,429	563,277
Deferred tax liabilities, net	940,121	1,468,222
Other liabilities	345,398	389,269
Total liabilities	$41,960,828	$41,614,909

Equity:
Common stock, $0.01 par value	3,211	3,392
Additional paid-in capital	707,384	1,173,262
Accumulated other comprehensive income, net	(63,655)	(26,693)
Retained earnings	4,499,163	6,168,659
Total stockholders’ equity	$5,146,103	$7,318,620
Total liabilities and equity	$47,106,931	$48,933,529

Table 2: Condensed Consolidated Statements of Income

	Three Months Ended March 31,
	2020	2019
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,273,819	$1,253,580
Leased vehicle income	747,979	649,560
Other finance and interest income	7,551	10,247
Total finance and other interest income	2,029,349	1,913,387
Interest expense	328,834	334,382
Leased vehicle expense	552,912	444,019
Net finance and other interest income	1,147,603	1,134,986
Credit loss expense	907,887	550,879
Net finance and other interest income after credit loss exoense	239,716	584,107
Profit sharing	14,295	6,968
Net finance and other interest income after credit loss expense and profit sharing	225,421	577,139
Investment losses, net	(63,426)	(67,097)
Servicing fee income	19,103	23,806
Fees, commissions, and other	95,130	94,376
Total other income	50,807	51,085
Compensation expense	133,326	127,894
Repossession expense	57,662	70,860
Other operating costs	91,685	92,203
Total operating expenses	282,673	290,957
Income (loss) before income taxes	(6,445)	337,267
Income tax expense	(2,458)	89,764
Net income (loss)	$(3,987)	$247,503

Net income per common share (basic)	$(0.01)	$0.70
Net income per common share (diluted)	$(0.01)	$0.70
Weighted average common shares (basic)	334,026,052	351,515,464
Weighted average common shares (diluted)	334,346,122	352,051,887

Table 3: Other Financial Information

	Three Months Ended March 31,
Ratios (Unaudited, Dollars in thousands)	2020	2019
Yield on retail installment contracts	15.3%	16.2%
Yield on leased vehicles	4.4%	5.3%
Yield on personal loans, held for sale (1)	26.5%	26.2%
Yield on earning assets (2)	11.8%	12.9%
Cost of debt (3)	3.3%	3.8%
Net interest margin (4)	9.2%	10.0%
Expense ratio (5)	1.9%	2.1%
Return on average assets (6)	(0.03)%	2.2%
Return on average equity (7)	(0.3)%	14.0%
Net charge-off ratio on individually acquired retail installment contracts (8)	7.7%	8.6%
Net charge-off ratio (8)	7.7%	8.6%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (9)	4.6%	4.2%
Delinquency ratio on loans held for investment, end of period (9)	4.6%	4.2%
Allowance ratio (10)	17.7%	11.0%
Common stock dividend payout ratio (11)	*	28.4%
Common Equity Tier 1 capital ratio (12)	13.8%	15.8%
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$593,046	$615,204
Total charge-offs, net of recoveries	593,599	615,615
End of period delinquent amortized cost over 59 days, retail installment contracts held for investment	1,418,857	1,224,289
End of period personal loans delinquent principal over 59 days, held for sale	161,639	165,220
End of period delinquent amortized cost over 59 days, loans held for investment	1,419,865	1,225,807
End of period assets covered by allowance for credit losses	30,781,350	28,857,519
End of period gross retail installment contracts held for investment	30,741,144	28,821,729
End of period gross personal loans held for sale	1,341,361	1,393,403
End of period gross finance receivables and loans held for investment	30,753,640	28,864,876
End of period gross finance receivables, loans, and leases held for investment	48,598,983	44,491,987
Average gross retail installment contracts held for investment	30,718,119	28,595,315
Average gross retail installment contracts held for investment and held for sale	30,768,423	28,595,315
Average gross personal loans held for sale	1,413,021	1,466,300
Average gross finance receivables and loans	32,242,390	30,124,514
Average gross operating leases	17,735,640	15,425,190
Average gross finance receivables, loans, and leases	49,978,030	45,549,704
Average managed assets	60,207,338	54,433,129
Average total assets	47,690,751	44,488,868
Average debt	39,692,456	35,261,121
Average total equity	6,006,455	7,052,703

(1)Includes Finance and other interest income; excludes fees
(2)“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases
(3)“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt
(4)“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases
(5)“Expense ratio” is defined as the ratio of annualized Operating expenses to Average managed assets
(6)“Return on average assets” is defined as the ratio of annualized Net income to Average total assets
(7)“Return on average equity” is defined as the ratio of annualized Net income to Average total equity
(8)“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a amortized cost basis, net of recoveries, to average unpaid principal balance of the respective held-for-investment portfolio.
(9)“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 59 days to End of period gross balance of the respective portfolio, excludes finance leases
(10)“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses

(11)“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share attributable to the Company's shareholders. The Common stock dividend payout ratio for the three months ended March 31, 2020 has not been disclosed since the earnings per share for the three months ended March 31, 2020 was a negative number
(12)“Common Equity Tier 1 Capital ratio” is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” in Table 7 of this release)

Table 4: Credit Quality

The activity in the credit loss allowance for retail installment contracts for the three months ended March 31, 2020 and 2019 was as follows (Unaudited, Dollar amounts in thousands):

	Three Months Ended March 31, 2020		Three Months Ended March 31, 2019
Allowance for Credit Loss	Non-TDR	TDR	Non-TDR	TDR

Balance — beginning of period	$2,123,878	$914,718	$1,819,360	$1,416,743
Day 1 - Adjustment to allowance for adoption of CECL standard	2,030,473	71,833	—	—
Credit loss expense	757,192	150,850	446,488	104,613
Charge-offs (a)	(899,550)	(289,567)	(927,457)	(466,637)
Recoveries	470,669	125,402	552,960	225,930
Balance — end of period	$4,482,662	$973,236	$1,891,351	$1,280,649
(a) Charge-offs for retail installment contracts includes partial write-down of loans to the collateral value less estimated costs to sell, for which a bankruptcy notice was received. There is no additional ACL on these loans.

A summary of delinquencies of our retail installment contracts as of March 31, 2020 and December 31, 2019 is as follows (Unaudited, Dollar amounts in thousands):

Delinquent Balance	March 31, 2020
	Amount	Percent
Amortized cost, 30-59 days past due	2,565,268	8.3%
Delinquent amortized cost over 59 days	1,418,857	4.6%
Total delinquent balance at amortized cost	$3,984,125	12.9%

Delinquent Balance	December 31, 2019
	Amount	Percent
Principal 30-59 days past due	$2,972,495	9.7%
Delinquent principal over 59 days	1,578,452	5.1%
Total delinquent principal (a)	$4,550,947	14.8%
(a) The table includes balances based on UPB. Difference between amortized cost and UPB was not material.

The retail installment contracts held for investment that were placed on nonaccrual status, as of March 31, 2020 and December 31, 2019 (Unaudited, Dollar amounts in thousands):

Nonaccrual Balance	March 31, 2020
	Amount	Percent
Non-TDR	1,054,039	3.4%
TDR	421,341	1.4%
Total non-accrual loans (a)	$1,475,380	4.8%
(a) The table includes balances based on amortized cost.

Nonaccrual Balance	December 31, 2019
	Amount	Percent
Non-TDR	$1,099,462	3.6%
TDR	516,119	1.7%
Total nonaccrual principal (a)	$1,615,581	5.3%
(a) The table includes balances based on UPB. Difference between amortized cost and UPB was not material.

The table below presents the Company’s allowance ratio for TDR and non-TDR individually acquired retail installment contracts as of March 31, 2020 and December 31, 2019 (Unaudited, Dollar amounts in thousands):

Allowance Ratios	March 31, 2020	December 31, 2019
TDR - Unpaid principal balance	$3,459,695	$3,859,040
TDR - Impairment	973,236	914,718
TDR - Allowance ratio	28.1%	23.7%

Non-TDR - Unpaid principal balance	$27,261,964	$26,895,551
Non-TDR - Allowance	4,482,662	2,123,878
Non-TDR Allowance ratio	16.4%	7.9%

Total - Unpaid principal balance	$30,721,659	$30,754,591
Total - Allowance	5,455,898	3,038,596
Total - Allowance ratio	17.8%	9.9%

The Company’s allowance for credit losses increased $2.3 billion for the three months ended March 31, 2020. The primary drivers were an approximately $2.0 billion increase at CECL adoption on January 1, 2020, driven mainly by the addition of lifetime expected credit losses for non-TDR loans, and approximately $0.3 billion, net due to business drivers during the first quarter of 2020, which includes $0.4 billion of additional reserves specific to COVID-19 risk, partially offset by decline in balances.

Table 5: Originations
The Company's originations of loans and leases, including revolving loans, average APR, and dealer discount (net of dealer participation) were as follows:

	Three Months Ended
	March 31, 2020	March 31, 2019	December 31, 2019
Retained Originations	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$3,846,226	$4,026,327	$3,779,615
Average APR	15.3%	17.2%	15.8%
Average FICO® (a)	607	593	598
Discount	(0.8)%	(0.1)%	(0.8)%

Personal loans (b)	270,835	288,557	$513,347
Average APR	29.8%	29.7%	29.8%

Leased vehicles	2,020,721	1,963,580	$1,811,662

Finance lease	3,002	3,308	$4,600
Total originations retained	$6,140,784	$6,281,772	$6,109,224

Total originations (excluding SBNA Originations Program)	$6,140,784	$6,281,772	$6,109,224
(a)Unpaid principal balance excluded from the weighted average FICO score is $432 million, $493 million and $404 million as the borrowers on these loans did not have FICO scores at origination and $139 million, $106 million and $181 million of commercial loans, for the three months ended March 31, 2020, 2019 and December 31, 2019, respectively.
(b)Included in the total origination volume is $21 million, $24 million and $133 million for the three months ended March 31, 2020, 2019 and December 31, 2019, respectively, related to newly opened accounts.

There were no sales during the three months ended March 31, 2020, 2019 and the year ended December 31, 2019.

SBNA Originations Program

Beginning in 2018, the Company agreed to provide SBNA with origination support services in connection with the processing, underwriting and purchase of retail loans, primarily from Chrysler dealers. In addition, the Company agreed to perform the servicing for any loans originated on SBNA’s behalf. The Company facilitated the purchase of $1.1 billion and $1.0 billion of retail installment contacts during the three months ended March 31, 2020 and 2019, respectively.

Table 6: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted net discount of our held for investment portfolio as of March 31, 2020, and December 31, 2019, are as follows:

	March 31, 2020	December 31, 2019
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$30,741,144	$30,776,038
Average APR	15.8%	16.1%
Discount	0.1%	0.3%

Receivables from dealers	$12,496	$12,668
Average APR	4.0%	4.0%

Leased vehicles	$17,817,633	$17,562,782

Finance leases	$27,710	$27,584

Table 7: Reconciliation of Non-GAAP Measures

	March 31, 2020	March 31, 2019
	(Unaudited, Dollar amounts in thousands)
Total equity	5,146,103	7,158,530
Add: Adjustment due to CECL capital relief (c)	1,669,466	—
Deduct: Goodwill, intangibles, and other assets, net of deferred tax liabilities	153,712	163,444
Deduct: Accumulated other comprehensive income (loss), net	(63,655)	12,938
Tier 1 common capital	6,725,512	6,982,148
Risk weighted assets (a)(c)	48,829,941	44,260,896
Common Equity Tier 1 capital ratio (b)(c)	13.8%	15.8%
(a)Under the banking agencies' risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together with the measure for market risk, resulting in the Company's total Risk weighted assets.
(b)CET1 is calculated under Basel III regulations required as of January 1, 2015. The fully phased-in capital ratios are non-GAAP financial measures.
(c)As described in our 2019 annual report on Form 10-K, on January 1, 2020, we adopted ASU 2016-13, Financial Instruments -Credit Losses (“CECL”), which upon adoption resulted in a reduction to our opening retained earnings balance, net of income tax, and increase to the allowance for credit losses of approximately $2 billion. As also described in our 2019 10-K, the U.S. banking agencies in December 2018 had approved a final rule to address the impact of CECL on regulatory capital by allowing banking organizations, including the Company, the option to phase in the day-one impact of CECL until the first quarter of 2023. In March 2020, the U.S. banking agencies issued an interim final rule that provides banking organizations with an alternative option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period. The Company is electing this alternative option instead of the one described in the December 2018 rule.